THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY                 (unaudited)
For the Period January 1, 1994 to June 30, 1995

                                                    Capital in  Unrealized
                                          Common    Excess of    Gains on    Retained    Treasury
                                          Stock    Stated ValueInvestments   Earnings     Shares      Total

Balance January 1, 1994                 $1,829,000  $4,887,000    $   --   $18,751,000 ($1,563,000)$23,904,000
  Net income Jan. 1 to June 30, 1994        ---          ---         ---     1,072,000       ---     1,072,000

  Shares of common stock issued in
     connection with restricted grants,
     401(k) plan & exercise of options       ---        93,000       ---      (221,000)    252,000     124,000

  Equity in other capital changes of
     First Indiana Corporation, net
     of deferred income taxes                ---         ---         ---       (10,000)      ---       (10,000)
                                         _________   _________   _________   _________   _________   _________
Balance June 30, 1994                    1,829,000   4,980,000       ---    19,592,000  (1,311,000) 25,090,000

Net income July 1 to Dec. 31, 1995           ---         ---         ---     1,545,000       ---     1,545,000

  Shares of common stock issued in
    connection with restricted grants,
    401(k) plan & exercise of options        ---        (1,000)      ---        45,000      59,000     103,000

  Purchase of treasury shares                ---         ---         ---         ---      (126,000)   (126,000)

  Cash dividends paid                        ---         ---         ---      (164,000)      ---      (164,000)

  Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                   ---         ---         ---       (19,000)      ---       (19,000)
                                         _________   _________   _________   _________   _________   _________
Balance December 31, 1994                1,829,000   4,979,000       ---    20,999,000  (1,378,000) 26,429,000

  Net income Jan. 1 to June 30, 1995         ---         ---         ---     2,361,000       ---     2,361,000

  Shares of common stock issued in
     connection with restricted grants,
     401(k) plan & exercise of options       ---         6,000       ---        43,000     166,000     215,000

  Purchase of treasury shares                ---         ---         ---         ---       (67,000)    (67,000)

  Cash dividends paid                        ---         ---         ---      (164,000)      ---      (164,000)

  Unrealized gains on short term
     investments                             ---         ---        31,000       ---         ---        31,000

  Equity in other capital changes of
     First Indiana Corporation, net of
     deferred income taxes                   ---         ---         ---        72,000       ---        72,000
                                         _________   _________   _________   _________   _________   _________
Balance June 30, 1995                   $1,829,000  $4,985,000     $31,000 $23,311,000 ($1,279,000)$28,877,000
                                         =========   =========      ======  ==========   =========  ==========

See accompanying Notes to Consolidated Financial Statements.
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